Exhibit 99.1

FOR IMMEDIATE RELEASE

Acusphere Successfully Trains Echo Blinded Readers
to Increase Sensitivity While Maintaining Accuracy

-Process Expected to Improve Likelihood of RAMP-2 Success-

Watertown, MA, October 25, 2006 - Acusphere, Inc. (Nasdaq: ACUS) announced today that the Company has trained all of the echo blinded readers in the RAMP-2 trial to increase their sensitivity, the ability to detect coronary heart disease, in stress echo images enhanced by its lead product candidate, Imagify™ (formerly known as AI-700).  In connection with this training, all RAMP-2 echo blinded readers read with higher sensitivity than prior to the training, while maintaining high accuracy, the ability to correctly determine the presence or absence of disease. All of these echo blinded readers read at accuracy, sensitivity and specificity levels that were similar to that of the nuclear reader in RAMP-1.

“We are encouraged by the results of the blinded reader training. In RAMP-1, we demonstrated that Imagify’s accuracy is non-inferior and its specificity is superior to nuclear stress. We believe that reading all of the RAMP-2 images with the newly trained echo blinded readers should position RAMP-2 very well to demonstrate that Imagify’s sensitivity is also non-inferior to nuclear stress,” stated Dr. Richard Walovitch, Senior Vice President of Clinical Research for Acusphere.

Acusphere plans to take advantage of the improvements from training by having the newly trained RAMP-2 echo blinded readers completely read all 457 Imagify images. As a result, Acusphere anticipates that additional time may be required to complete this expanded process. The Company currently expects that the results from RAMP-2 will be publicly available in the second quarter of 2007, and that the NDA submission for Imagify will occur in the second half of 2007. No additional patients are expected to be enrolled in the RAMP-2 study.

The training was conducted using more than 100 cases from the recently completed and un-blinded RAMP-1 trial for Imagify. The Company intends to continue training the echo blinded readers in an effort to ensure that the gains in sensitivity do not lower specificity below targeted levels. The Company’s two pivotal trials, RAMP-1 and RAMP-2, are designed to demonstrate the non-inferiority of Imagify-enhanced stress echo to nuclear stress, which is the leading method to screen for coronary heart disease. The second pivotal trial, RAMP-2, has completed enrollment but remains blinded.  The primary endpoints for RAMP-1 and RAMP-2 are accuracy, followed by sensitivity and specificity.

“Training our RAMP-2 echo blinded readers to read images with increased sensitivity while maintaining accuracy is exactly what we set out to demonstrate and provides us with a considerable opportunity to optimize our chances for positive outcome,” stated Sherri C. Oberg, Acusphere’s President and CEO. “In RAMP-1, we met the accuracy endpoint, which we believe is the most important endpoint for submitting the NDA. However, we missed the sensitivity endpoint. At the time, we stated our hypothesis that echo blinded readers who are accurate can be trained to read with higher sensitivity. We believe that the results of the training validate this hypothesis.”

About Imagify™ (perflubutane polymer microspheres) injectable suspension
Imagify™ (pronounced i-maj’-i-fī), formerly known as AI-700, is an investigational ultrasound contrast agent in Phase 3 clinical development, designed to provide physicians with valuable information on myocardial perfusion. The Company is developing Imagify to enable stress echo to assess myocardial perfusion and believes that ultrasound with Imagify has the potential to be a cost effective and convenient method to screen for coronary heart disease. Imagify was designed to be used with commercially available ultrasound equipment and established imaging techniques and has been studied in more than 1000 patients to date.

Glossary of Terms Used Above

Accuracy: a measure of all patients that are correctly diagnosed out of all the patients in the study.

Blinded Readers: physicians with expertise in reading stress echo images (echo blinded reader) or nuclear stress images (nuclear blinded reader). The physicians have access to no clinical information about the patient, and so blinded reading is much more difficult than reading in the normal clinical setting, where physicians have access to patient history, symptoms and other test results.

Non-inferiority: a statistical type of trial analysis, which is designed to show that one test is comparable to another test, within a certain statistical margin of error.

RAMP-1 and RAMP-2:  The two pivotal Phase 3 trials conducted by Acusphere to assess the safety and efficacy of Imagify.  The purpose of these trials is to demonstrate that stress echo with Imagify™ is non-inferior to nuclear stress testing.   RAMP is an abbreviation of Real-time Assessment of Myocardial Perfusion with echocardiography.

Sensitivity: The ability to detect disease when present.

Specificity: The ability to detect the absence of disease when not present.

About Acusphere, Inc.
Acusphere (NASDAQ: ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microsphere technology.  Acusphere’s three initial product candidates are designed to address large unmet clinical needs within cardiology, oncology and asthma.  These product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microspheres in a versatile manner that allows them to be customized to address the delivery needs of a variety of drugs.  Acusphere’s lead product candidate, Imagify™ (formerly known as AI-700), is a cardiovascular drug in Phase 3 clinical development.  Imagify is designed to enable ultrasound to compete more effectively with nuclear stress testing, the leading procedure for detecting coronary heart disease.  An estimated 11.9 million procedures are done each year in the U.S. to detect coronary heart disease, the leading cause of death in the United States.  For more information about Acusphere visit the Company’s web site at www.acusphere.com. “Acusphere” is a trademark of Acusphere, Inc.

Forward-looking Statements

The above press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release, including statements relating to the ability of echo blinded readers to read at higher levels of sensitivity while maintaining accuracy and acceptable specificity, and statements relating to the timing and success of RAMP-2 results and the timing of an NDA for Imagify, constitute forward-looking statements which involve risks and uncertainties. The Company’s actual results may differ materially from those anticipated in these forward-looking statements.  There can be no assurance that the results of the RAMP-2 trial will be successful, even after the training efforts described in this release.  The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses and existing capital obligations, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding the ultimate outcome of Acusphere’s Phase 3 clinical trials for Imagify™ and uncertainties regarding the number of patients required to complete the Phase 3 clinical trials, future capital needs and uncertainty of additional financing, uncertainties regarding the cost, timing and ultimate success of the qualification of the Company’s commercial manufacturing facility in accordance with applicable regulatory requirements, complex manufacturing, high quality requirements, lack of commercial manufacturing experience, dependence on third-party manufacturers, suppliers and collaborators, competition, uncertainties associated with intellectual property, loss of key personnel, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q  for the quarter ended June 30, 2006. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

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Contact:
John F. Thero Acusphere, Inc. Sr. Vice President and CFO (617) 648-8800 or Stephen Schultz Acusphere, Inc. Director, Corporate Communications (617) 648-8800	Investors: Tel: (617) 925-3444 Email: IR@acusphere.com Media: (617) 648-8800